Exhibit 10.35

ROYAL CARIBBEAN CRUISES LTD. 2000 STOCK AWARD PLAN STOCK OPTION AWARD CERTIFICATE

Royal Caribbean Cruises Ltd. (the “Company”) hereby certifies that as of ______________
(the “Grant Date”), ___________ (the “Optionee”), a director, officer or key employee of the Company and/or its subsidiaries, was granted, pursuant to the Company’s 2000 Stock Award Plan (the “Plan”), an option to purchase an aggregate of ____ shares (the “Options”) of Common Stock of the Company at a price of $_____ per share. The Options consist of:

•	A Non-Qualified Stock Option to purchase _____ shares of Common Stock.

Except as otherwise provided in the Plan, the Optionee shall have the right to purchase from the Company, in whole or in part, after the following dates, the following number of shares:

Anniversary Date	Non-Qualified Shares Exercisable

The Options are subject in all respects to the applicable terms and conditions of the Plan now in effect and as may be amended from time to time in accordance with the Plan (which terms and conditions are and automatically shall be incorporated herein by reference and made a part hereof). Unless earlier termination pursuant to any provision of the Plan, the Options shall expire on _____________.

IN WITNESS WHEREOF, the Company has caused this Stock Option Award Certificate to be executed and the Optionee has acknowledged his/her acceptance of this Certificate and his/her receipt of the 2000 Stock Award Plan document.

Royal Caribbean Cruises Ltd.		Optionee:

By:
Brian J. Rice
Executive Vice President
and Chief Financial Officer